EXHIBIT 10.16

                               SANDERS SUBLEASE

      This Sublease (this "Sublease") is made this 23rd day of February 1998, by and between Benchmark Electronics, Inc., a Texas corporation ("Sublessor"), and Sanders, a Lockheed Martin Company and a division of Lockheed Martin Corporation, a Maryland corporation ("Sublessee").

                             W I T N E S S E T H:
                             - - - - - - - - - -

      WHEREAS, Sublessor is the lessee under a prime lease (the "Prime Lease") for an office building located within the Pope Technical Park in Hillsborough County, New Hampshire, commonly known as Building #2, 65 River Road, Hudson, New Hampshire 03051 (the "Building");

      WHEREAS, Sublessee currently occupies approximately 52,000 square feet on the second floor of the Building and makes use of the Common Areas (as hereinafter defined) of the Building, together the 52,000 square feet and the Common Areas shall be referred to as the "Premises"); and

      WHEREAS, Sublessee desires to lease from Sublessor the Premises on the terms and conditions set forth in this Sublease;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, the parties agree as follows:

                                    ARTICLE I
                                      TERM

      Section 1.01 TERM. The term (the "Prime Term") of this Sublease (the "Term") shall commence on the date hereof (the "Commencement Date") and shall continue for a period of two years thereafter.

      Section  1.02     ADDITIONAL TERMS.

      (a) In the event that Sublessee shall desire to extend this Sublease at the end of the Prime Term, Sublessee shall provide Sublessor with written notice of such desire and of the desired term of any such extension, which term shall be a period of up to four years following expiration of the Prime Term (the "Additional Term"), at least 90 days before the expiration of the Prime Term. The Rent (as defined herein) for the Additional Term shall be the same, on a per square foot basis, as the Rent paid by Sublessor

                                    VI-1
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during the Additional Term of the Prime Lease. All other terms and conditions of this Sublease shall remain in full force and effect during the Additional Term of this Sublease.

      (b) Notwithstanding anything contained herein to the contrary, Sublessee acknowledges and agrees that Sublessor's right to Sublease the Premises for the Prime Term and Additional Term is subject to its right to sublease under the Prime Lease, and the continuation of the Prime Lease beyond the Prime Term of the Prime Lease. If the Prime Lease expires or terminates prior to the expiration or termination of this Sublease, Sublessee acknowledges that all of its rights hereunder shall terminate simultaneously therewith and, upon such event Sublessor shall have no further obligation to sublease the Premises to Sublessor hereunder.

      Section 1.03 SUBLESSOR'S OPTION TO TERMINATE. At any time during the Prime Term or the Additional Term of this Sublease, Sublessor may, upon at least 12 months prior written notice to Sublessee, terminate Sublessee's interest in this Sublease and Sublessee shall vacate the Premises pursuant to such written notice.

                                  ARTICLE II
                                 THE PREMISES

      Section 2.01 USE OF PREMISES. Sublessee may use and occupy the Premises during the term of this Sublease for offices, a research and development lab, engineering or manufacturing and for no other purposes except with the prior written consent of Sublessor, provided that any such use of the Premises shall at all time comply with all applicable laws and regulations, including zoning and land use laws and regulations.

      Section 2.02 USE OF COMMON AREAS. Sublessee shall also have the use of the following common areas of the Building (the "Common Areas"):

            (i)   the cafeteria;
           (ii) the hallways, lobby areas, elevators, and other areas of ingress and egress from the Building;
          (iii)   the bathrooms;
           (iv)   the conference center;
            (v)   the shipping and receiving dock;
            (vi)  the nurse facilities;
          (vii)   the shower facilities;
         (viii)   photocopying and reproduction services; and
           (ix) the parking facilities, including five specially designated executive parking spaces, for executive personnel of Sublessee (two of which being in the parking lot in front of the Building and three of which being in the parking lot located at the southerly side of the Building)

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      Section 2.03 SERVICES PROCURED BY SUBLESSEE. Sublessee shall procure electric power, water, sewer, fire protection (consisting only of sprinklers, fire extinguishers and smoke detectors), outside maintenance services (including plowing for the roads and parking lots of the Building) for the Premises directly from the Landlord (as defined in the Prime Lease).

      Section 2.04 SERVICES PROVIDED BY SUBLESSOR. Sublessor shall provide plant engineering services (including, but not limited to, heating and air conditioning maintenance and repair, ordinary interior repair, maintenance and security for the Premises), janitorial services, trash removal and interior window washing for the Premises. Sublessee shall reimburse Sublessor for expenses incurred in providing these services pursuant to the terms of Section 3.02.

      Section 2.05 COMPLIANCE WITH LAWS. Sublessee shall comply with all applicable federal, state and local laws, ordinances and regulations with respect to its use and occupancy of the Premises. Sublessee shall not permit the conduct of any business trade or occupation on the Premises, or anything to be done thereon which may void or make voidable any policy of insurance held by Sublessor thereon, or which will be unlawful, improper, noisy or offensive or contrary to any federal, state or local laws or regulations.

                                 ARTICLE III
                                     RENT

      Section 3.01 MONTHLY RENT. Sublessee shall pay Sublessor $8,320 per month as rent for the Premises during the Prime Term of this Sublease (the "Rent"). The first payment of the Rent shall be due and payable on the Commencement Date. Each subsequent payment of the Rent shall be due and payable on the same calendar day of each month for the term of the Sublease. In the event any such Rent shall not have been paid by the close of business on the fifth calendar day following the due date for such Rent, Sublessee shall pay to Sublessor a late fee equal to 5% of the overdue amount.

      Section 3.02 ADDITIONAL RENT. Sublessee shall pay as additional rent the costs associated with the services provided by Sublessor pursuant to Section
2.04 for the Premises (the "Additional Rent"). The Additional Rent shall be pro rated based on Sublessee's percentage occupancy of the Premises. Sublessee acknowledges that for the purposes of this Sublease, Sublessee shall be deemed to occupy 26% of the Premises.

                                  ARTICLE IV

                                    SIGNS

      Section 4.01 SIGNS. Sublessee shall have the right, at its expense, to maintain within or on the exterior of the Building such signs, directories or marquees as shall serve to identify Sublessee

                                    VI-3
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and to direct guests to Sublessee's place of business. Such signs, directories, or marquees shall besubject to Sublessor's approval, which shall not be unreasonably withheld. Sublessor agrees to prominently identify Sublessee by a sign located at the entrance to the Building as soon as reasonably practical after the Commencement Date, such sign to be of a design mutually approved by Sublessor and Sublessee and subject to compliance with local zoning ordinances.

                                  ARTICLE V
                           TRANSFER AND SUBLETTING

      Section 5.01 TRANSFER AND SUBLETTING. Sublessee shall not sublet, assign, transfer, vacate or in any manner dispose of the Premises or any part thereof for all or any part of the term of this Sublease without the prior written consent of Sublessor.

                                  ARTICLE VI
                            SURRENDER OF PREMISES

      Section 6.01 SURRENDER OF PREMISES. On the Termination Date, Sublessee shall peaceably surrender the Premises in its current condition, reasonable wear and tear excepted. Neither Sublessor nor Sublessee shall be required to remove asbestos containing building materials present upon the Premises as of the Commencement Date. Any personal property left upon the Premises on the Termination Date shall be deemed abandoned by Sublessee.

                                 ARTICLE VII
                           IMPROVEMENTS TO PREMISES

      Section 7.01 ALTERATIONS AND ADDITIONS. Sublessee shall not make any alterations, additions, or improvements over $25,000 to the Premises without the prior written consent of Sublessor. In no event shall any structural change or any change or modification to the structure of the Premises' heating, electrical, or plumbing services be undertaken by Sublessee or an employee or agent of Sublessee without Sublessor's prior written consent. Any approved alterations, additions, or improvements, shall be done in accordance with the applicable county, city and State laws and ordinances and building and zoning rules and regulations. Sublessee hereby expressly assumes full responsibility for all damages and for injuries which may result to any person or property by reason of or resulting from said alterations, additions, or improvements, and shall hold Sublessor harmless with respect thereto, except with respect to those injuries and damages arising out of Sublessor's fault or negligence. On the Termination Date, all alterations, additions, and improvements to the Premises shall become the property of Sublessor.

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
      Section 7.02 APPROVAL OF SUBLESSOR REQUIRED. No such alterations, additions or improvements may be commenced in the premises, until Sublessee has prepared or had prepared plans and specifications for the work and obtained Sublessor's written. approval therefor.

      Section 7.03 PAYMENT BY SUBLESSEE. Sublessee shall pay, when due, any and all sums of money that may be due for any labor services, materials, supplies or equipment alleged to have been furnished or to be furnished to or for Sublessee in, on, or about the Premises and which may be secured by any mechanics, material or other liens against the Premises or of Sublessor's interest therein, and Sublessee shall cause each such lien to be fully discharged and released at the time the performance of any obligation secured by any such lien matures or becomes due. Sublessor does not own the building.

                                 ARTICLE VIII
                                  LIABILITY

      Section 8.01 LIABILITY. Sublessor in no event shall be liable for, and Sublessee shall indemnify and hold harmless Sublessor from, any damage or injury to Sublessee or any agent or employee of Sublessee, or to any person or persons coming upon the Premises in connection with the occupancy by Sublessee of the Premises, or to any goods, chattels or other property of Sublessee, or any other person or persons which may during the term of this Sublease be located in the Premises unless Sublessor was responsible for such injury through Sublessor's own negligence or intentional act. Sublessor shall not be liable for, and Sublessee shall indemnify and hold harmless Sublessor from, any damage to Sublessee's personal property located within the Premises whether such damage is caused or contributed to by water, rain, snow, breakage of pipes, or leakage, in the event that such damage is due to the fault or negligence of Sublessee, its agents or employees. Sublessee shall carry insurance to cover damage by fire or other casualty to Sublessee's personal property.

                                  ARTICLE IX
                                  INSPECTION

      Section 9.01 SUBLESSOR'S INSPECTION. Subject to governmental security regulations and Sublessee's reasonable proprietary requirements, and upon prior notice, Sublessor and persons designated by Sublessor have the right to enter the Premises at reasonable hours to examine the same and to do such work as Sublessor is obligated to do under the terms of this Sublease, or to do such work as Sublessor shall deem necessary for the safety or preservation of the Premises; provided however, that the same shall not interfere unreasonably with the conduct of Sublessee's business.

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
      Section 9.02 QUIET ENJOYMENT. Subject to the terms of this sublease, Sublessor covenants that, if Sublessee pays the Rent, performs all of its obligations provided for hereunder and observes all of the other provisions hereof, Sublessee shall at all times during the Term peaceably and quietly have, hold and enjoy the Premises, without any interruption or disturbance from Sublessor.

                                  ARTICLE X
                               INDEMNIFICATION

      Section 10.01 INDEMNIFICATION. Sublessee shall defend and indemnify Sublessor and agrees to hold Sublessor harmless from any injury, cost or damage to Sublessor or Sublessor's agents or employees and from any and all liability for injury to third persons or damage to the property of third persons, including expenses, and reasonable counsel fees to the extent occurring by reason of any negligent or unlawful acts or omissions of Sublessee, Sublessee's agents or employees occurring in, on, or about the Premises.

      Section 10.02. ENVIRONMENTAL INDEMNIFICATION. Sublessee shall defend and indemnify Sublessor and agrees to hold Sublessor harmless from any and all Damages (as defined below) arising during or after the term of this Sublease from or in connection with the use, storage, generation, disposal, discharge, release or emission of Hazardous Substances (as defined in Section 12.01) in, on or about the Premises by Sublessee, Sublessee's agents, employees, contractors or invitees. This indemnification shall expressly include, without limitation, any and all such Damages due to any Remedial Action (as defined below), and shall survive indefinitely after the expiration or termination of this Sublease.

      For the purposes of this Section 10.02, "Damages" means all demands, claims, actions or causes of action, assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in .settlement, including, without limitation, reasonable costs, fees and expenses of attorneys, experts, accountants, appraisers, consultants, witnesses, investigators and any other agents or representatives of such ,person (with such amounts to be determined net of any resulting tax benefit and net of any refund or reimbursement of any portion of such amounts, including, without limitation, Reimbursement by way of insurance, third party indemnification or the inclusion of any portion of such amounts as a cost under Government Contracts), but specifically excluding (i) any costs incurred by or allocated to Sublessor with respect to time spent by employees of Sublessor or any of its affiliates, (ii) any consequential, exemplary or punitive damages and
(iii) the decrease in the value of any asset to the extent that such valuation is based on a use of such asset other than its use as of the Commencement Date.

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
      For the purposes of this Section 10.02, "Remedial Action (s)" means the investigation, clean-up or remediation of contamination or environmental degradation or damage caused by, related to or arising from the generation, use, handling, treatment, storage, transportation, disposal, discharge, release, or emission of Hazardous Substances, including, without limitation, investigations, response and remedial actions under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, corrective action under the Resource Conservation and Recovery Act of 1976, as amended, and clean-up requirements under similar state Environmental Laws (as defined in Section 12.01).

                                  ARTICLE XI
                                 MAINTENANCE

      Section 11.01 MAINTENANCE OF PREMISES. Sublessee agrees to maintain the Premises, including the heating and electrical systems in the Premises, in substantially the same condition as they are on the Commencement Date, reasonable wear and tear, and damage by fire and other casualty excepted, acknowledging that the Premises are now in good condition. Sublessee shall not permit the Premises to be overloaded, damaged, stripped or defaced, nor suffer any waste.

                                 ARTICLE XII
                             ENVIRONMENTAL SAFETY

      Section 12.01 HAZARDOUS SUBSTANCES. Sublessee shall not cause or permit any Hazardous Substances (as defined below) to be used, stored, generated or disposed of in, on or about the Premises by Sublessee, its agents, employees, contractors or invitees, except for such Hazardous Substances as are normally utilized in an office or light manufacturing environment. Any such Hazardous Substances permitted on the Premises as hereinabove provided, and all containers therefor, shall be used, kept, stored and disposed of in a manner that complies with all Environmental Laws. Sublessee shall not discharge, release or emit Hazardous Substances on or about the Premises so as to pollute or contaminate air, soil (including sediment and subsurface soil), or water (including groundwater). Any testing, control, or treatment of discharges, releases or emissions of Hazardous Substances required as a result of Sublessee's use and occupancy of the Premises shall be solely the responsibility of Sublessee, and costs incurred by Sublessor in effecting any such tests, controls, or treatment shall be reimbursed by Sublessee to Sublessor upon demand as additional rent. Sublessor reserves the right to enter upon the Premises at any time throughout the term of this Lease to assure compliance with this Section 12.01.

      For the purposes of this Section 12.01 and Section 10.02, "Hazardous Substances" means substances defined as "hazardous substances," "hazardous materials," "hazardous wastes,"

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
pollutants," or "contaminants," and any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste, or material, including, without limitation, asbestos and petroleum, its derivatives, by-products and other hydrocarbons, in each case as regulated under any Environmental Law.

      For the purposes of this Section 12.01 and Section 10.02, "Environmental Laws" means any and all. past, present or future federal, state, local and foreign statutes, laws, regulations, ordinances, judgments, orders, codes, injunctions, judicial decisions, permits or governmental restrictions or agreements with any governmental authority, which relate to the environment, human health and safety, or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials or which impose liability for or standards of conduct concerning the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of Hazardous Substances including, the Resource Conservation and Recovery Act of 1976, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendment and Reauthorization Act of 1984, as amended, the Toxic Substances Control Act, as amended, any other so-called "Superfund" or "Superlien" law, and the Occupational Safety and Health Act of 1970, as amended.

                                 ARTICLE XIII
                                    BREACH

      Section 13.01 BREACH OR DEFAULT BY SUBLESSEE. Any breach by Sublessee of any conditions of this Sublease, other than payment of the Rent pursuant to
Section 3.01 may be cured by Sublessor for the account of and at the expense of Sublessee, and any sums so advanced shall be paid to Sublessor on the first day of the following month. Further, if Sublessee shall fail to pay the Rent within 10 days after being due and having been provided with a written demand therefor, Sublessor shall have the right to recover the Rent owed (together with any applicable late fee) and to reenter and take possession of the Premises and. cancel and annul the remainder of this Sublease. If Sublessee defaults in any condition or covenant of the Sublease or in performing the same, and-fails to correct such default within 10 days of receiving the written notice of Sublessor thereof, Sublessor may, at its option, terminate this Sublease.

                                 ARTICLE XIV
                                    TAXES

      Section 14.01 REALTY TAXES. As between Sublessee and Sublessor, all real property taxes which have been or may be assessed by any lawful authority against the Building and the

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Premises shall be paid in accordance with the terms of the Prime Lease.

      Section 14.02 PERSONAL PROPERTY TAXES. Sublessee shall be liable for the payment of all taxes levied against any of Sublessee's personal property or trade fixtures placed in, on, or about the Premises, including, without limitation, the shelves, counters, vaults, vault doors, wall safes, partitions, machinery, and electrical or electronic equipment. If Sublessor is required to pay any of such taxes, Sublessee upon demand shall promptly reimburse Sublessor therefor.

                                  ARTICLE XV
                                  INSURANCE

      Section 15.01 LIABILITY INSURANCE. During the Term, Sublessee shall carry and keep in full force and effect at all times for the protection of Sublessor and Sublessee, comprehensive general liability insurance for bodily injury, death and damage to property of others, including Sublessee's legal liability for damage to the Premises and blanket contractual liability, with respect to all business conducted from the Premises and the use and occupancy thereof including the activities, operations and work conducted or performed by Sublessee, by any other person on behalf of Sublessee, by those for whom Sublessee is in law responsible, and by any other person on the Premises, with minimum limits of coverage of at least $1,000,000 for each occurrence of property damage and bodily injury with an aggregate of $3,000,000. Notwithstanding the foregoing, Sublessor shall have the right to require Sublessee to increase the minimum limits of coverage set forth above, from time to time, to the standard limits of coverage required for comparable property in the Hudson, New Hampshire area.

      Section 15.02 FIRE AND CASUALTY INSURANCE. Sublessee shall obtain and maintain in full force and effect throughout the Term insurance policies against fire, theft, vandalism, malicious mischief, leakage and such additional perils as now are or hereafter may be included in a standard extended coverage endorsement from time to time in general use in the Hudson, New Hampshire area, insuring all of the improvements comprising part of the Premises, as well as Sublessee's improvements in the Premises, in an amount equal to not less than the full replacement value thereof.

      Section 15.03 POLICY REQUIREMENTS. All insurance policies carried by Sublessee pursuant to this Article XV, and any other insurance policies carried by Sublessee with respect to the Premises, shall: (i) be issued in form acceptable to Sublessor by good and solvent insurance companies licensed to do business in the State of New Hampshire and reasonably satisfactory to Sublessor;
(ii) name Sublessor and any other parties in interest, from time to time designated by notice from Sublessor to Sublessee, as an additional insured;
(iii) provide for at least 30 days prior written notice to Sublessor of any cancellation or material alteration of such policy or of any defaults thereunder; (iv) contain an express waiver of any right of subrogation by the insurance company against Sublessor and Sublessor's agents; (v) contain an automatic increase in insurance endorsement providing appropriate inflation protection; and (vi) have such other form and content as Sublessor may reasonably require.

                                 ARTICLE XVI
                        BANKRUPTCY, WAIVER OR DEFAULT

      Section 16.01 BANKRUPTCY. WAIVER OR DEFAULT. In the event Sublessee files a voluntary petition in bankruptcy, makes assignment for the benefit of creditors, or is adjudged a bankrupt, or if a receiver, trustee or custodian is appointed for Sublessee by any court, or if Sublessee files any petition for relief under any section of the bankruptcy laws of the United States now in force or hereafter enacted, or if Sublessee takes advantage of any insolvency act, or if the interest of Sublessee shall be sold under any execution or other legal process issued out of any court, or if Sublessee shall abandon or vacate the Premises during the term of this Sublease, or if Sublessee shall breach any promise or covenant herein, then in any such event it shall be lawful for Sublessor at any time thereafter, at its option upon ten 10 days written notice to Sublessee, to re-enter said premises and again have possession thereof and occupy the same as if this Sublease had not been made, and thereupon this Sublease shall cease and become null and void.

                                 ARTICLE XVII
                                SUBORDINATION

      Section 17.01 SUBORDINATION. This Sublease shall be subject and subordinate to any and all mortgages, deeds of trust and other instruments in the nature of a mortgage, now or at any time hereafter, a lien or liens on the property of which the Premises are a part and Sublessee shall, when requested, promptly execute and deliver such written instruments as shall be necessary to show the subordination of this Sublease to said mortgages, deeds of trust or other such instruments in the nature of a mortgage.

                                ARTICLE XVIII
                                MISCELLANEOUS

      Section 18.01 NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,


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
      if to Sublessee:

            Lockheed Martin Corporation
            6801 Rockledge Drive
            Bethesda, Maryland 20817
            Attention:  Senior Vice President and
                        Chief Financial Officer
            Facsimile:  (301) 897-6083

      with a copy to:

            Lockheed Martin Corporation
            6801 Rockledge Drive
            Bethesda, Maryland 20817
            Attention:  Senior Vice President and
                        General Counsel
            Facsimile:  (301) 897-6791

      and

            Miles & Stockbridge P.C.
            10 Light Street
            Baltimore, Maryland 21202
            Attention:  Glenn C. Campbell
            Facsimile:  (410) 385-3700

      if to Sublessor:

            Benchmark Electronics, Inc.
            3000 Technology Drive
            Angleton, Texas 77515
            Attention:  President and Chief
                        Executive Officer
            Telecopy:   (409) 848-5269

      with a copy to:

            Bracewell & Patterson, L.L.P.
            2900 South Tower Pennzoil Place
            Houston, Texas 77002
            Attention:  John R. Brantley
            Facsimile:  (713) 221-1212

or to such addresses or telecopy numbers and with such other copies, as such party may hereafter specify for the purpose of notice to the other parties. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 18.01 and evidence of receipt is received or (ii) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section 18.01.

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
      Section 18.02 EMINENT DOMAIN. If the whole or any part of the Premises shall be taken by public authority under the power of eminent domain, then the term of this Sublease shall cease on the part so taken from the day that possession of that part shall be required for any purpose by said public authority, and the Rent shall be paid up to that day, and if such portion of the Premises are so taken as to, in Sublessee's opinion, destroy the usefulness of the Premises for the purpose for which the Premises were leased, then, from that day, Sublessee shall have the right either to terminate this Sublease and declare the same null and void, or to continue in the possession of the remainder of the same under the terms herein provided, except that the Rent shall be reduced in proportion to the amount of the Premises taken based on the value of the portion taken to the value of the remaining part. All damages awarded for such taking shall belong to and be the property of Sublessor, including such damages as shall be awarded as compensation for diminution in value to the leasehold,. provided, however, that Sublessor shall not be entitled to any portion of the award made to Sublessee for Sublessee's furnishings or Sublessee's business relocation expenses.

      Section 18.03 DESTRUCTION OF PREMISES. If, during the term of this Sublease, the Premises are totally or partially destroyed from any cause, rendering the Premises totally or partially inaccessible or unusable, Sublessor shall restore the destruction if the restoration can be made under the existing laws and can be completed within 120 working days after the destruction. Such destruction shall not terminate the Sublease. During the period that the premises are being restored Sublessee shall neither pay nor owe the Rent to Sublessor. If the restoration cannot be made within 120 days, then within 10 days after such destruction Sublessee or Sublessor can terminate this Sublease immediately by giving written notice and, thereafter, neither party shall bear any further liability under this Sublease.

      Section 18.04 ENTIRE AGREEMENT. This Sublease contains all representations, understandings, agreements and commitments of Sublessor and Sublessee, and any other written or oral statements of promises of any type whatsoever shall be null and void and of no effect whatsoever in the interpretation of this Sublease.

      Section 18.05 APPLICABLE LAW; JURISDICTION. This Sublease shall be construed in accordance with the laws of the State of New Hampshire without reference to the conflicts of laws principles thereof. The forum for any disputes arising hereunder shall be a court of competent jurisdiction sitting in the State of New Hampshire, and by executing this Lease, Landlord and Tenant consent to such jurisdiction.

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
      IN WITNESS WHEREOF, the parties have caused this Sublease to be executed the date first above written.


                                    SUBLESSOR:

                                    BENCHMARK ELECTRONICS, INC.


                                    By:_________________________________(SEAL)
                                          Name:
                                          Title:

                                    SUBLESSEE:

                                    LOCKHEED MARTIN CORPORATION


                                    By:_________________________________(SEAL)
                                          Name:
                                          Title:


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